Pricing Supplement Dated December 4, 1996                   Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers
Principal Amount:            $75,000,000
Agent's Discount
  or Commission:             $262,500
Net Proceeds to Company:     $74,737,500
Initial Interest Rate:       5.60%
Issue Date:                  12/9/96
Maturity Date:               12/10/01
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each March 10 June 10 September 10 December 10
                        beginning March 10, 1997. The final reset date will be
                        September 10, 2001.
Interest Payment Dates: Each March 10, June 10, September 10, December 10,
                        commencing March 10, 1997 and ending December 10,
                        2001.
Index Maturity:         3 Months
Spread (+/-):           +0.10%

Day Count Convention:
      /X/ Actual/360 for the period from  12/9/96 to 12/10/01
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated